                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to Form S-1 on the Registration Statement on Form S-3 of EMusic.com Inc. of our report dated November 19, 1999, on our audits of the financial statements of Group K Inc. as of December 31, 1998 and 1997 and for the period June 16, 1997 (inception) through December 31, 1998, the year ended December 31, 1998 and the period June 16, 1997 (inception) through December 31, 1997 included in the Amendment No. 1 to the Registration Statement (Form S-1 No. 333-88969) and related Prospectus of EMusic.com Inc. as amended filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Experts".


/s/ Richard A. Eisner & Company, LLP

Richard A. Eisner & Company, LLP

New York, New York
January 18, 2000